Exhibit 10.4

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (this “Agreement”), dated as of July 31, 2015 is entered into by and between Blake L. Sartini (“Individual”) and Golden Entertainment, Inc., a Minnesota corporation (the “Company”).

WHEREAS, the following entities have entered into that certain Agreement and Plan of Merger, dated as of January 25, 2015 (the “Merger Agreement”): i) Company; ii) LG Acquisition Corporation, a Nevada corporation and a wholly owned subsidiary of the Company; iii) Sartini Gaming, Inc., a Nevada corporation (“Sartini Gaming”); and iv) The Blake L. Sartini and Delise F. Sartini Family Trust (the “Trust”), and pursuant to the Merger Agreement, concurrently with the execution of this Agreement, LG Acquisition Corporation merged with and into Sartini Gaming (the “Merger”);

WHEREAS, the Company and Sartini Gaming and their respective subsidiaries (collectively, the “Company Group”) are engaged in the business of developing, acquiring, owning, operating and managing (i) casino, lodging and recreational properties, (ii) taverns with licensed gaming facilities and (iii) gaming route accounts (as currently conducted and as currently proposed to be conducted by the Company Group, the “Business”);

WHEREAS, prior to the Merger, Individual was the founder, chairman and chief executive officer of Sartini Gaming and (through the Trust) beneficially owned all of the shares of Sartini Gaming and, as such, Individual acknowledges and agrees that Individual has obtained, had access to and developed extensive and valuable expertise and confidential and proprietary information associated with the Business of the Company Group. In addition, Individual has managed, controlled, exercised substantial control over, and/or substantially influenced the reputation and goodwill of the Business in the form, among others, of valuable business contacts with customers and potential customers of the Business and with other professionals in the industry in which the Company Group competes. Furthermore, the reputation and goodwill of the Company Group associated with the Business are an integral part of the Company Group’s business success throughout the areas where it conducts the Business. If Individual deprives the Company Group of any of the goodwill associated with the Business or in any manner uses the proprietary information or reputation and goodwill associated with the Business in competition with the Company Group, the Company Group will be deprived of the benefits the parties have bargained for pursuant to this Agreement and the Merger Agreement. Since Individual has the ability to compete with the Business of the Company Group, the parties therefore desire that Individual enter into this Agreement;

WHEREAS, as a condition and inducement to the Company’s and Sartini Gaming’s willingness to enter into the Merger Agreement, and in consideration for the commitments made in the Merger Agreement and ancillary agreements thereto with respect to Individual’s continued tenure on the board of directors of the Company after the Merger, Individual has agreed to restrictions and other terms and conditions set forth in this Agreement; and

WHEREAS, but for Individual’s entry into this Agreement concurrently with the Merger, the Company and Sartini Gaming would not have effected the transactions contemplated by the Merger Agreement.

NOW THEREFORE, as a material inducement to the Company and Sartini Gaming to execute the Merger Agreement and to consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.     Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Merger Agreement.

2.     Term. The term of this Agreement shall commence on the date of this Agreement and shall expire two years after the date of termination of Individual’s service as a member of the board of directors of the Company (the “Term”).

3.     Covenant Not To Compete. Individual shall not, at any time during the Term, directly or indirectly engage in, have any equity interest in, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business, as conducted by the Company Group anywhere within the Restricted Area (as defined below). The phrase “Restricted Area” as used in this Agreement shall mean (a) the States of Illinois, Maryland, Montana and Nevada (including all counties and incorporated cities therein) and (b) all other States of the United States of America in which the Company Group conducts the Business from time to time during the Term. Nothing herein shall prohibit Individual from being (x) a passive owner of not more than 5% of the outstanding equity interest in any entity that is publicly traded, so long as Individual has no active participation in the business of such entity, (y) a board member of a publicly traded casino company that does not have a slot route operation, or (z) an investor in restaurants that do not offer or provide slot machines, video lottery terminals or video poker. Individual expressly acknowledges that the limitations and restrictions herein (including with respect to the Restricted Area and scope of the covenant not to compete) are reasonable and necessary to protect the legitimate business interests of the Company Group, especially given the special information and knowledge held by Individual and the goodwill over which Individual has exercised substantial control and/or that he has managed, controlled, or substantially influenced, with respect to the Business of Sartini Gaming and its subsidiaries as of the date of this Agreement. Further, Individual acknowledges that the Company and Sartini Gaming would not have effected the Merger or proceeded with the other transactions contemplated by the Merger Agreement without receiving the full scope of the protections provided for hereunder; and that any lesser restrictions (geographic or otherwise) would not adequately protect the Company Group and the Business and would not have induced the Company and Sartini Gaming to execute the Merger Agreement or consummate the transactions contemplated thereby.

4.      Nonsolicitation. Individual shall not, at any time during the Term, directly or indirectly, either for himself or on behalf of any other person or entity, recruit or otherwise solicit or induce any customer, service provider, supplier or other business partner of any member of the Company Group relating to the Business to (a) terminate its arrangement or cease to do business with any member of the Company Group as it relates to the Business, or (b) otherwise decrease or diminish in any material respect its relationship with any member of the Company Group as it relates to the Business. Individual shall not, at any time during the Term, directly or indirectly, either for himself or on behalf of any other person or entity, solicit any employee, consultant or independent contractor of any member of the Company Group engaged in the Business to terminate his or her employment or service with any member of the Company Group.

5.     Severability of Provisions. If any covenant set forth in this Agreement is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be determined reasonable and thus enforceable. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, which shall continue in full force and effect. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states of the United States in which any member of the Company Group transacts any business during the Term.

6.     Injunctive Relief. Individual acknowledges that (a) the provisions of Section 3 and Section 4 are reasonable and necessary to protect the legitimate interests of the Company Group and the Business, and (b) any violation of Section 3 or Section 4 may result in irreparable injury to the Company Group and the Business, the exact amount of which may be difficult to ascertain, and that the remedies at law for any such violation may not be reasonable or adequate compensation to the Company for such a violation. Accordingly, Individual agrees that if Individual violates any provision of Section 3 or Section 4, the Company shall be entitled, in addition to any other remedy which may be available at law or in equity, to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving either actual damages or the fact that such damages may ultimately be incapable of determination.

7.     Notices. Notice from a party to another party hereto relating to this Agreement shall be deemed effective if made in writing and delivered to the recipient’s address or facsimile number set forth below by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested, (c) any nationally recognized overnight courier service that provides proof of delivery, or (d) facsimile with a confirmation and followed by regular mail or overnight courier service delivery of a copy thereof. Notice made in accordance with this paragraph shall be deemed delivered on receipt if delivered by hand or transmission if sent by facsimile with a confirmation of transmission, on the third Business Day after mailing if mailed by registered or certified mail, or the next Business Day after deposit with an overnight courier service if delivered for next day delivery:

If to the Company, addressed to it at:

Golden Entertainment, Inc.

6595 S Jones Blvd

Las Vegas, NV 89118

Attn: Matthew Flandermeyer

Fax: (702) 891-4201

With a copy to:

Barry M. Clarkson

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Fax: (858) 523-5450

If to Individual, addressed to Individual at:

Blake L. Sartini

6595 S Jones Blvd

Las Vegas, NV 89118

Attn: Joe Stone

Fax: (702) 891-4289

8.     Entire Agreement; Amendments and Waivers. This Agreement, the Merger Agreement, and any other confidentiality, assignment of inventions or noncompetition agreement entered into between Individual and any member of the Company Group in connection with the transactions contemplated by the Merger Agreement or the provision of services by Individual to the Company or any other member of the Company Group, constitute the complete, final and exclusive statement of the agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification, rescission or waiver of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided. The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations and discussions, whether oral or written, in deciding to enter into this Agreement.

9.     Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties, except that the Company may, without such consent, assign all such rights and obligations to a successor in interest to the Company which shall assume all obligations and liabilities of the Company hereunder.

10.     Attorneys’ Fees. In the event Individual shall fail to perform any of his obligations under this Agreement, the parties hereby agree that all reasonable expenses, including reasonable attorneys’ fees, which may be incurred by the prevailing party in any action at law or suit in equity to enforce this Agreement shall be paid by the non-prevailing party in such action or suit to the extent allowed by applicable law.

11.     Choice of Law; Consent to Personal Jurisdiction. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Nevada (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction). The parties intend to and do hereby confer jurisdiction to enforce this Agreement upon the courts of any jurisdiction within the geographical scope of the covenants contained herein. If the courts of any one or more of such jurisdictions hold the provisions of this Agreement wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the right of the Company Group and its subsidiaries to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, separate, diverse and independent covenants as set forth in Section 5, above.

12.     Waiver of Jury Trial. Each party hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) such party understands and has considered the implications of this waiver, and (b) such party makes this waiver voluntarily.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Noncompetition Agreement to be duly executed as of the date first written above.

Golden Entertainment, INC. By: /s/ Matthew W. Flandermeyer Name: Matthew W. Flandermeyer Title: Chief Financial Officer	INDIVIDUAL /s/ Blake L. Sartini BLAKE L. SARTINI

[Signature page to Noncompetition Agreement]